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                                                                    Exhibit 99.1

                                                   Investor Contact:

[LOGO OF WFI]
                                                    Mark Francois
FOR IMMEDIATE RELEASE                               Director, Investor Relations
                                                    Wireless Facilities, Inc.
                                                    858.228.2450
                                                    mark.francois@wfinet.com

         WIRELESS FACILITIES SECURES $35 MILLION IN PRIVATE PLACEMENT OF
                                PREFERRED STOCK


San Diego, CA, October 11, 2001 -- Wireless Facilities, Inc. (WFI) (NASDAQ:
WFII) today announced that it has reached an agreement to sell $35 million of its preferred stock in a private placement to investment funds managed by Oak Investment Partners. Oak Investment Partners was also the Company's largest source of pre-public venture capital. All of the shares of preferred stock will be sold by WFI.

Pursuant to the agreement, upon the completion of certain closing conditions, affiliates of Oak Investment Partners will purchase shares of Series A preferred stock for a common stock equivalent price of $5.50 per share. The shares of Series A preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the Series A preferred stock may convert those shares into shares of WFI's common stock at any time. After 33 months, the Series A preferred stock will automatically convert into shares of WFI's common stock once it trades above $11.00 per share for 30 consecutive days. The purchasers of the Series A preferred stock have agreed to a lockup with respect to the shares (and the underlying common stock); the lockup will expire in stages beginning 18 months from the date the shares are purchased.

The Series A preferred stock will have a liquidation preference and price antidilution protection. The liquidation preference will provide that upon any liquidation, sale or change of control of WFI, holders of the Series A preferred stock will be entitled to receive the amount invested prior and in preference to any distribution to holders of WFI's common stock. Subject to certain exceptions and limitations, the price

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antidilution protection will provide that, during the 18-month period following the purchase of the Series A preferred stock, if WFI sells more than $15 million of its stock at a common stock equivalent price of less than $5.50 per share, then the conversion price of the outstanding Series A preferred stock will be adjusted to be equal to the price at which such shares of stock are sold.

Upon completion of the sale of the Series A preferred stock, Bandel Carano, a managing partner of Oak Investment Partners, will join WFI's Board of Directors. Mr. Carano previously served as a member of WFI's Board from August of 1998 to June of 2001.

WFI and the WFI Globe logo are registered trademarks of Wireless Facilities, Inc.

Forward Looking Statements - This news release contains certain forward-looking statements that involve risks and uncertainties. Words such as "proposes," "plans," "may," "will," "would," and similar expressions are intended to identify forward-looking statements. Such statements are only predictions, and the Company's actual results may differ materially from those anticipated in these forward looking statements, including the risk that the planned sale of preferred stock may not be consummated on the terms described herein or at all.

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